EMPLOYMENT AGREEMENT

BETWEEN

EARTHSHELL CORPORATION

AND

RICHARD DIPASQUALE

        This Employment Agreement (the “Agreement”) is entered into as of April 15, 2000 (the “Effective Date”) by and between EarthShell Corporation, a Delaware corporation with its principal office located in Baltimore, Maryland (the “Company”), and Richard DiPasquale, an individual (“Employee”).

AGREEMENT

     1. Services Provided to the Company.

          (a) Position and Duties. As of the Effective Date, Employee shall be employed as Chief Technology Officer of the Company and will have the general responsibility for all commercialization and technology development activities of the Company and its joint venture partners and licensees, the management of the technical services agreement with E. Khashoggi Industries, LLC and its affiliated companies, and oversight responsibility for the Company's technical resources and operations, including the procurement, development, improvement and installation of commercial equipment at the Company's or its joint venturers' or licensees' operating sites in accordance with agreements, specifications, parameters and efficiencies demonstrated and documented by prototype line operation. Within the parameters of the approved budgets, Employee will maintain a qualified staff to complete these responsibilities in order to meet the goals and timelines established by the Company and under the Chief Executive Officer of the Company.

          (b) Reporting Responsibilities. Employee will report to the Chief Executive Officer of the Company and shall oversee the Company's weekly technical staff meetings. Employee shall keep the Chief Executive Officer apprised on a weekly basis as to Employee's progress in achieving the goals and objectives set forth in any budgets, milestones or business plans established by the Company.

           (c) Time Commitment. During the term of this Agreement, Employee shall devote substantially all of his regular working hours to the business and welfare of the Company and its subsidiaries, and he shall be required to expend such additional time as is reasonably required to successfully discharge his duties and responsibilities. Employee shall be considered an exempt employee for employment law purposes.

      2. Compensation to Employee.

           (a) Base Salary. Employee shall receive a base salary in the amount of $250,000 per annum, commencing April 15, 2000.

           (b) Stock Options. In addition to the foregoing compensation, subject to satisfaction of the conditions set forth below or as modified by mutual agreement by the parties and provided that Employee is employed by the Company as of the vesting date for each respective option grant:

               (i) Pursuant to the Consulting Agreement that was entered into between Employee and the Company, effective January 1, 2000, the Company has granted to Employee options to acquire the following number of shares of the Company’s newly issued common stock, which options are exercisable at an exercise price of $4.00 per share during the one-year period commencing January 1, 2001 and ending January 5, 2002, subject to satisfaction of the modified conditions set forth below (which modified conditions are subject to the ratification by the Company’s Stock Option Committee):

                    (A) Employee has been granted an option to purchase 30,000 shares of the Company’s common stock that shall vest if, and only if, as of May 1, 2000, the initial equipment line installed at the Sweetheart Facility has been operating with all 16 presses for a continuous 72 hour period at an overall efficiency rate of greater than 50% and Sweetheart Cup Company has agreed to a defined set of conditions to assume full responsibility for plate operations and economics.

                    (B) Employee has been granted an option to purchase an additional 40,000 shares of the Company’s common stock that shall vest if, and only if, as of June 30, 2000, the initial equipment line installed at the Sweetheart Facility has been operating for a continuous 14 day period at an overall efficiency rate of greater than 80%, all three equipment lines have been operating with all 16 presses for a continuous 72 hour period at an overall efficiency rate of greater than 10% for each line, and Sweetheart Cup Company has assumed full responsibility for the operation and economics of at least one line as defined above.

               (ii) Effective June 30, 2000, the Company shall grant to Employee options to purchase up to an 50,000 shares of the Company’s newly-issued common stock at an exercise price equal to the fair market value of the Company’s common stock on June 30, 2000, as determined pursuant to a pricing formula to be decided by the Stock Option Committee and applied generally to option grants by the Company to its employees, which options shall be exercisable over a nine-year term commencing January 1, 2001, subject to earlier termination upon termination of Employee’s employment with the Company in accordance with the terms and conditions of the Company’s standard option agreement, and subject further to satisfaction of the following conditions (which conditions are subject to ratification by the Stock Option Committee):

                    (A) Employee shall be granted an option to purchase 10,000 shares of the Company’s common stock that shall vest if, and only if, as of June 30, 2000, the initial equipment line installed to produce EarthShell bowls has been operated for a continuous 24 hour period at an overall efficiency rate of greater than 80% or economic model efficiencies, raw material costs, quality and labor have been demonstrated pursuant to the standards attached hereto or subsequently established by the Executive Committee of the Company’s Board of Directors.

                    (B) Employee shall be granted an option to purchase 10,000 shares of the Company’s common stock that shall vest if, and only if, as of August 1, 2000, the initial equipment line installed to produce EarthShell plates has been operated for a continuous 24 hour period at an overall efficiency rate of greater than 80% or economic model efficiencies, raw material costs, quality and labor have been demonstrated pursuant to the standards attached hereto or subsequently established by the Executive Committee.

                    (C) Employee shall be granted an option to purchase 10,000 shares of the Company’s common stock that shall vest if, and only if, as of August 30, 2000, the initial equipment line installed to produce EarthShell cups has been operated for a continuous 24 hour period at an overall efficiency rate of greater than 80% or economic model efficiencies, raw material costs, quality and labor have been demonstrated pursuant to the standards attached hereto or subsequently established by the Executive Committee.

                    (D) Employee shall be granted an option to purchase 10,000 shares of the Company’s common stock that shall vest if, and only if, as of September 30, 2000, the initial equipment line installed to produce EarthShell products in Europe has been operated for a continuous 24 hour period at an overall efficiency rate of greater than 80% or economic model efficiencies, raw material costs, quality and labor have been demonstrated pursuant to the standards attached hereto or subsequently established by the Executive Committee.

                    (E) Employee shall be granted an option to purchase 10,000 shares of the Company’s common stock that shall vest if, and only if, as of October 1, 2000, the initial EarthShell paperboard products have been commercially produced at raw material costs and equipment rates that meet target economics pursuant to the standards attached hereto or subsequently established by the Executive Committee.

          (c) Additional Compensation. During the term of this Agreement, Employee shall be entitled to receive such bonuses and incentive compensation (totaling not more than 100% of his base salary) and stock options as the Board of Directors (or the appropriate committees thereof) shall decide in its sole and absolute discretion.

     3. Employee Benefits. The Company shall provide to Employee each of the following benefits:

          (a) Business Expenses. The Company shall pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies. Such reimbursement shall be made by the Company within thirty (30) days after receipt of a statement therefor from Employee setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses. The Company agrees to pay up to $4,000 per year of the Employee's dues and fees attributable to his participation in the Young Presidents Organization.

          (b) Insurance Coverage and Benefits. The Company shall provide Employee, at the Company's expense, coverage under the major medical, hospitalization, disability and other insurance programs maintained by the Company for its operating officers generally, or if none is made for its operating officers generally, its employees generally, including any benefit plans that are provided by the Company subsequent to the date of this Agreement. In addition, Employee shall receive all other Company-provided benefits, including sick pay benefits and vacation time, that are, from time to time, made available by the Company to its operating officers generally or, if not made to its operating officers generally, its employees generally. Employee agrees that the Company retains the right to establish compensation, benefits and working conditions for all of its officers or employees and to change, modify or delete any aspects of its current or future compensation, benefits and working conditions in its sole discretion. Employee shall initially be entitled to three weeks of paid vacation per year.

     4. Termination.

          (a) Employee's employment hereunder may be terminated upon thirty (30) days written notice by Employee or the Company, provided that if the Company terminates Employee's employment for other than cause (as defined below), Employee shall be entitled to receive a lump sum severance payment equal to 100% of his then annual base salary (less the portion of the base salary which is paid for services rendered following the notice of termination). The severance payment shall constitute Employee's exclusive and sole remedy for the Company's termination of this Agreement (although Employee shall also be entitled to receive any unpaid base salary to which he is entitled under Section 2(a) and which has accrued through the effective date of termination, as well as reimbursement for all previously unreimbursed expenses under Section 3(a)). Payment of such severance payment shall be conditioned on Employee's execution and delivery of a release and termination agreement containing terms and conditions which are standard and customary for an agreement of that type.

          (b) Notwithstanding the foregoing, Employee shall not be entitled to any severance payment if Employee terminates this Agreement for any reason (other than by reason of the Company's uncured default of its material obligations hereunder), or should the Company terminate this Agreement for cause (in which event this Agreement can be terminated effective upon the delivery of written notice to Employee).

          (c) Cause means the occurrence of any of the following events: (i) failure (including by reason of death or medical disability for a consecutive period of sixty (60) days or more) by the Employee to substantially perform his duties with the Company, including the timely and professional discharge of his duties and responsibilities under Section 1; provided, however, to the extent the event justifying termination is capable of being cured by the Employee and does not represent repetitive conduct, Employee shall be given notice of the problem and a reasonable time period to cure the problem (which time period shall not exceed ten (10) days); and provided, further, that if Employee does cure the problem to the Company's reasonable satisfaction within the designated time period, this Agreement shall continue and shall not be terminated; (ii) any act by the Employee of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; or (iii) indictment or conviction of the Employee for a felony or any other crime involving moral turpitude.

     5. Confidential and Proprietary Information; Inventions.

          (a) Employee acknowledges that he has executed and delivered to the Company its standard non-disclosure agreement with respect to the Company's confidential and proprietary information (the "Confidentiality Agreement"). Such agreement shall continue to be effective through the date specified therein.

          (b) In addition to the duties and obligations of Employee under the Confidentiality Agreement, Employee covenants and agrees that all inventions, trade secrets, products, processes, material applications, designs, formulations and ideas of a proprietary nature created or developed as a result of the services rendered by Employee pursuant to this Agreement, whether or not subject to patent, trademark or copyright protection, which are made, developed, created, conceived or reduced to practice by Employee, individually or jointly with the Company or the Company affiliates, during the term of this Agreement, or at any time thereafter if based upon or related to Confidential Information belonging to the Company or the Company affiliates (collectively, the "Inventions"), shall be immediately reported to the Company and shall be the exclusive property of the Company. Employee shall perform, at the Company's request and expense, any and all acts and render any technical assistance which the Company shall reasonably request that are necessary to vest the Company with all right, title and interest in and to any such Inventions, including the filing, procurement and maintenance of any patent, trademark or copyright applications. When appropriate or necessary, Employee shall also perform whatever services or assistance that may be reasonably requested by the Company to defend its position pertaining to any actions against infringement of any patent, trademark or copyright issued in connection with the Inventions or to protect and enforce the same. Nothing in this Agreement shall be construed as an obligation upon the Company or any Company affiliate to develop or market any Inventions created by Employee pursuant to this Agreement. Employee agrees that all Inventions made, developed, created, conceived or reduced to practice by Employee during the course of rendering Services pursuant to this Agreement, whether or not such Invention is developed on or off the premises of the Company, shall belong exclusively to the Company and shall be deemed to be works made for hire.

     6. General Provisions.

          (a) Notices. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

               If to the Company, to:              EarthShell Corporation
                                                   800 Miramonte Drive
                                                   Santa Barbara, California 93109
                                                   Attention:  Simon K. Hodson

               If to Employee, to:                 Richard DiPasquale
                                                   2874 Redondo Avenue
                                                   Camarillo, California 93012

          (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Employee and his heirs and legal representatives. This Agreement is personal to Employee and shall not be assignable by Employee.

          (c) Waiver of Breach. No waiver of any breach of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

          (d) Entire Agreement/Amendment. This Agreement, the Confidentiality Agreement and any exhibits attached hereto or thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement. This Agreement supercedes the Consulting Agreement in its entirety (although the terms and provisions of the Consulting Agreement shall survive and continue to govern the parties' consulting arrangement during any fiscal period ending on or prior to April 15, 2000). Except as set forth in the immediately preceding sentence, the Consulting Agreement is hereby terminated as of April 15, 2000.

          (e) Applicable Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

          (f) Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

          (g) Arbitration. Employee agrees that any disputes arising out of his employment, including any claims against officers, directors, shareholders, employees or agents of the Company, and including but not limited to any claims for alleged wrongful termination, alleged breach of contract, and alleged discrimination of any type, shall be finally resolved by an arbitrator in the City of Santa Barbara, California, at the time such dispute arises in accordance with the American Arbitration Association's Model Employment Dispute Resolution Rules then in effect (including any state-specific rules applicable to the place of Employee's primary place of employment with the Company at the time such dispute arises). Employee and the Company agree that judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction and that the decisions of the arbitrator within the scope of the submission shall be final and binding on all parties. Employee agrees that the only exception to this mandatory arbitration agreement shall be that the Company may sue in court for injunctive relief and ancillary remedies for any alleged violation of Employee's obligation to respect and protect the Company's confidential information and Inventions as provided in the Confidentiality Agreement and this Agreement.

          (h) Further Assurances. The parties agree to execute and deliver to each other, upon request, any and all additional documents, instruments and advice necessary to be filed, recorded or delivered in order to carry out the purposes of this Agreement.

          (i) Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Employee of the provisions of Section 5 of this Agreement and that any such breach by Employee will cause the Company irreparable injury and damage. Accordingly, Employee agrees that the Company shall be entitled, without waiving any additional rights or remedies otherwise available to the Company at law or in equity or by statute, to injunctive relief, specific performance or other equitable remedies in the event of a breach or threatened breach by Employee of such provisions.

          (j) Modifications. No modifications to this Agreement shall be effective unless in writing and signed by both parties.

          (k) Mutually Drafted. This Agreement shall be deemed to have been mutually drafted and shall be construed fairly and in accordance with its terms. No party shall be entitled to any presumption or construction in such party's favor as a result of any party assuming the burden of memorializing the parties' agreement hereunder.

          (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Faxed signatures to this Agreement shall be binding for all purposes.

          (m) Expenses. Each party shall bear its own legal and other professional expenses, as well as any finder's or similar fees, in connection with the preparation, negotiation and execution of this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            EARTHSHELL CORPORATION,
                                            a Delaware corporation

                                            By:   /s/ Simon K. Hodson
                                               ----------------------

                                            Title:

                                            RICHARD DIPASQUALE

                                                /s/ R. M. DiPasquale
                                            ------------------------
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